EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Comfort Systems USA, Inc. 2012 Equity Incentive Plan of our report dated February 28, 2013, with respect to the consolidated financial statements of Comfort Systems USA, Inc. and the effectiveness of internal control over financial reporting of Comfort Systems, USA, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission..

/s/ Ernst & Young LLP

Houston, Texas
May 1, 2013